Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256088

PROSPECTUS

1,153,840 Shares

Common Stock

Offered by the Selling Shareholders

This prospectus relates solely to the proposed resale or other disposition, from time to time, of up to 1,153,840 shares of common stock, $0.0001 par value per share (the “Shares”), of Adicet Bio, Inc. (the “Company”) by the selling shareholders (the “Selling Shareholders”) identified in this prospectus. See “Selling Shareholders.” The Shares to which this prospectus were issued in a private placement transaction to the Selling Shareholders pursuant to the Stock Purchase Agreement, dated as of February 12, 2021, between the Company and the Selling Shareholders (the “Stock Purchase Agreement”). The registration of the shares of common stock to which this prospectus relates does not require the Selling Shareholders to sell any of their shares of our common stock nor does it require us to issue any shares of common stock.

We will not receive any proceeds from the sale of the shares by the Selling Shareholders. We have agreed to pay certain registration expenses, other than commissions or discounts of underwriters, broker-dealers, or agents. The Selling Shareholders from time to time may offer and sell the shares held by them on any national securities exchange or quotation service on which the securities maybe listed or quoted at the time of sale, on the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, as described in more detail in this prospectus. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Shareholders may sell or otherwise dispose of their Shares hereunder.

The Selling Shareholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the Selling Shareholders may sell their Shares hereunder following the effective date of the registration statement of which this prospectus forms a part.

Our common stock is listed on The Nasdaq Global Market under the symbol “ACET.” On May 20, 2021, the closing price for our common stock, as reported on The Nasdaq Global Market, was $14.60 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus beginning on page 7 and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 21, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the Selling Shareholders may, at any time and from time to time, offer and sell the shares described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the shares the Selling Shareholders may offer. Each time the Selling Shareholders sell our shares using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC, to the extent incorporated by reference, will automatically update and supersede this information. See “Incorporation of Certain Information by Reference” on page 22 of this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information about our company to which we refer you in “Where You Can Find More Information” on page 21 of this prospectus.

Neither we nor the Selling Shareholders have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. Neither we nor the Selling Shareholders take any responsibility for, nor can provide assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Shareholders have authorized any other person to provide you with different or additional information, and neither of us are making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of the prospectus or any sale of the ordinary shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related authorized free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related authorized free writing prospectus is delivered, or securities are sold, on a later date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in “Where You Can Find More Information” on page 21 of this prospectus.

For investors outside of the United States, neither we nor the Selling Shareholders have done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering and the distribution of this prospectus outside of the United States.

Unless the context otherwise indicates, references in this prospectus to “Adicet”, “we”, “our”, “us” and “the Company” refer, collectively, to Adicet Bio, Inc. and, where appropriate, our subsidiaries.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the information under the heading “Risk Factors” in this prospectus on page 7 and in the documents incorporated by reference into this prospectus.

Company Overview

We are a biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer and other diseases. We are advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors, or CAR, and T cell receptor-like antibodies to enhance selective tumor targeting, facilitate innate and adaptive anti-tumor immune response, and improve persistence for durable activity in patients. Gamma delta cells are unique in that they may have an inherent capacity to persist following treatment, and can recognize and kill circulating tumor cells and to infiltrate and kill solid tumors. We believe that by applying our proprietary engineering and manufacturing approach to gamma delta T cells we may have significant advantages over alpha beta T cell-based therapies, which are the basis of standard CAR-T cell therapies and also natural killer, or NK, cell-based therapies, which are currently in development.

Our proprietary engineering and manufacturing process begins with extracting gamma delta T cells from the blood of healthy donors, and results in the potential to treat up to 1,000 patients per batch with an “off-the-shelf” product that is available on demand. The potential to administer product candidates based on gamma delta T cells to patients without inducing a graft versus host immune response could mean that our products can potentially be used as “off-the-shelf” therapies. This is in contrast to products based on alpha beta T cells, which either must be manufactured for each patient from his or her own T cells, or require significant gene editing to manufacture if the T cells are derived from donors that are unrelated to the patient. Based on what we believe is the unique potential of gamma delta T cells and associated modifications, we are initially developing product candidates in oncology, both for hematological malignancies and for solid tumors. In October 2020, the United States, or U.S., Food and Drug Administration, or FDA, cleared our Investigational New Drug, or IND, application for ADI-001, our lead product candidate, for the treatment of Non-Hodgkin’s Lymphoma, or NHL. In March 2021, we initiated the first-in-human clinical trial to assess safety and efficacy of ADI-001 in NHL patients. The Phase 1 study for ADI-001 will enroll up to 80 late-stage non-Hodgkin’s lymphoma patients at a number of cancer centers across the U.S. The study includes a dose finding portion followed by dose expansion cohorts to explore the activity of ADI-001 in multiple subtypes of NHL. Patient dosing has commenced and interim clinical data from this study are expected in 2021. We intend to file an IND with the FDA in the second quarter of 2022 for ADI-002, our first solid tumor product candidate.

Gamma delta T cells have unique attributes that we believe make them especially well-suited to be used for cancer therapy. Approximately 95% of T cells in circulation are so-called alpha beta T cells, named after the proteins that make up the cells’ T cell receptor, or TCR. The remaining T cells include a population that makes up between 1% and 5% of all T cells, the gamma delta T cells, along with a few other cell types. Distinct among immune cell populations, we believe gamma delta T cells may have the following combination of attributes:

•	can be used in patient irrespective of the tissue-types of the patient i.e., a “universal” product
•	can be used “off-the-shelf” after being expanded from healthy donors;
•	are actively cytotoxic to tumor cells;
•	may functionally persist in patients for clinically meaningful periods or time;
•	can replicate in an appropriate and measured way after manufacture and administration; Can have their reactivity to tumor cells enhanced further by the addition of a CAR;

•	express both T cell and natural killer, or NK, cell receptors, facilitating both adaptive and innate anti-tumor immune responses; and
•	can be manufactured potentially in large numbers to facilitate the consistent treatment of many patients and avoids the cumbersome nature and expense of isolating cells from each patient.

By contrast, approved CAR-T cell therapies, as well as the majority of CAR-T cell therapies in clinical development, are based on a different population of T cells, known as alpha beta T cells, which have the ability to attack healthy tissues if they are not immunologically matched to the patient. For this reason, the majority of alpha-beta-T-cell-derived CAR-T cell products are custom-generated from cells isolated from each patient. Gamma delta T cells, by contrast, do not in principle require immunological matching and therefore cells isolated from healthy donors can potentially be administered to any patient. This may enable cell therapy products based on gamma delta T cells to be manufactured in bulk and be distributed as readily available off-the-shelf products. In animal models and early third party clinical trials, gamma delta T cells do not expand in healthy tissues, indicating that they may be associated with a lower risk of life-threatening immune responses. In addition to their ability to circulate, gamma delta T cells have an inherent capacity to locate in tissues and recognize and attack cancerous cells.

In comparison to a number of NK cell therapies currently in development, CAR-modified gamma delta T cells functionally persist in non-clinical models for protracted periods of time and are designed to persist after single or repeat dosing of patients for clinically meaningful periods. Our manufacturing process results in highly homogeneous cell populations that we have observed to display potent anti-tumor activity in non-clinical models. Unlike most NK cells, that only exhibit characteristics on innate lymphocytes, gamma delta T cells display features of both innate and adaptive anti-tumor immunity and readily recognize and kill tumor cells with and without expression of CARs. Additionally, we believe that our short proprietary process to manufacturing CAR-modified gamma delta T cells is not as complex, without any “feeder” cell lines, and compares favorably to alternatives used in the manufacture of expanded allogeneic NK cell-based therapies.

ADI-001 is a gamma delta T-cell product candidate into which we introduced a CAR that specifically recognizes CD20, a highly expressed surface protein found on the majority of NHLs. We are developing a highly efficient and robust process to activate, engineer and manufacture product candidates derived from peripheral blood cells of healthy donors. We are developing processes to produce these cells in bulk under conditions that meet current Good Manufacturing Practices, that is, are cGMP-compliant, to generate an inventory of cell product that is readily available to patients on demand “off-the-shelf” at clinical sites. Gamma delta T cells engineered with anti-CD20 CAR have demonstrated potent antitumor activity in preclinical models, leading to long-term control of tumor growth. In October 2020, FDA cleared our IND application for ADI-001 for the treatment of NHL. The active IND enabled us to initiate the first-in-human clinical trial to assess safety and efficacy of ADI-001 in NHL patients in the first quarter of 2021. We believe that ADI-001 has the potential to benefit patients that have NHL while also providing clinical validation of our gamma delta T-cell platform technology.

In addition to potentially providing access to immunocellular therapies to a broader set of patients with hematological malignancies, we believe that our gamma-delta platform technology is well-positioned to bring these therapies to patients with solid tumors. ADI-002 is a product candidate containing a CAR directed against Glypican-3, or GPC3, a tumor antigen that is highly expressed in hepatocellular carcinoma, or HCC, and other tumors such as gastric cancer and squamous cell carcinoma of the lung. ADI-002 has demonstrated dose-dependent antitumor activity in animal models and we intend to file an IND application with the FDA in the second quarter of 2022 for ADI-002. Subject to the FDA regulatory process for review of investigational new drugs, or INDs, we intend to initiate a clinical trial and treat the first patient with ADI-002 in 2022.

Our solid tumor efforts are further complemented by our proprietary T cell receptor-like antibody, or TCRL, platform technology, a monoclonal antibody technology which enables the generation of CARs that recognize tumor antigens inside tumor cells, also known as intracellular proteins. These intracellular proteins are processed by the cell and presented by antigen-presenting molecules encoded by the major histocompatibility complex, or MHC. We believe that the ability to selectively bind to tumor antigens derived specifically from intracellular proteins is a critical advantage to immunocellular therapy due to the scarcity of tumor-specific surface antigens on solid tumors. Our approach to generating CARs for some product candidates takes advantage of this ability.

Company Information

Prior to September 15, 2020, we were a clinical-stage biopharmaceutical company known as resTORbio, Inc., or resTORbio, that had historically focused on developing innovative medicines that target the biology of aging, to prevent or treat age-related diseases with the potential to extend healthy lifespan. resTORbio was originally incorporated under the laws of the State of Delaware in July 2016 and commenced research and development operations in March 2017.

On September 15, 2020, we completed our business combination whereby a wholly-owned subsidiary of resTORbio, Inc. merged with and into Adicet Bio, Inc., with Adicet Bio, Inc. surviving as a wholly-owned subsidiary of resTORbio and changing its name to Adicet Therapeutics, Inc., or the Merger. In connection with the completion of the Merger, resTORbio was renamed Adicet Bio, Inc., or Adicet Bio.

Immediately prior to the effective time of the Merger, resTORbio effected a reverse stock split of its common stock at a ratio of 1-for-7. At the effective time of the Merger, each outstanding share of Former Adicet’s capital stock was converted into the right to receive 0.1240 shares of resTORbio common stock.

We have offices in Menlo Park, CA, and Boston, MA. Our principal executive offices are located at 500 Boylston Street, 13th Floor, Boston, MA 02116. Our telephone number is (857) 315-5528. Our website is located at www.adicetbio.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus supplement. You should not rely on any such information in making your decision whether to purchase our common stock. Our common stock trades on The Nasdaq Global Market under the symbol “ACET.”

We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or the last day of the fiscal year in which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter and our annual revenues are more than $100 million during the most recently completed fiscal year, or our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

Although we are still evaluating the JOBS Act, we currently intend to take advantage of some, but not all, of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company” and “smaller reporting company.” We have elected to avail ourselves of this exemption and, therefore, we are not subject to the same new or revised accounting standards as other public companies that are not emerging growth companies or smaller reporting companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations. In addition, our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that material weaknesses or significant deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as a “smaller reporting company” or an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

THE OFFERING

Common stock offered for the Selling Shareholders:	1,153,840 shares.

Use of proceeds:	We will not receive any proceeds from the sale of our common stock by the Selling Shareholders pursuant to this prospectus. See “Use of Proceeds” and “Selling Shareholders.”
Plan of Distribution

The Selling Shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the common stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Risk factors:

Investing in our common stock involves significant risks. See “Risk Factors” on page 7 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

The Nasdaq Global Market symbol:	“ACET”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in the documents incorporated by reference in this prospectus and any applicable prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and, in the documents, incorporated herein by reference, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and any subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and incorporated herein by reference in their entirety, and other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions, or the negative of these terms, or similar expressions. Accordingly, these statements involve estimates, assumptions, risks and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and in particular those factors referenced in the section “Risk Factors.”

This prospectus contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the anticipated initiation of our clinical trials for ADI-001 in Non-Hodgkin’s lymphoma, or NHL, and the anticipated results;
•	the anticipated timing of our submission of INDs or equivalent regulatory filings and initiation of future clinical trials for ADI-002 in solid tumors, including the timing the anticipated results;
•

the impact of the current COVID-19 pandemic on our continuing operations, clinical development plans, including the timing of initiation and completion of studies or trials, financial forecasts and expectations, and other matters related to our business and operations;

•	the timing of and our ability to obtain and maintain regulatory approvals for our product candidates;
•	the rate and degree of acceptance and clinical utility of any products for which we receive regulatory approval;
•	our commercialization, marketing and manufacturing capabilities and strategy;
•	our intellectual property position and strategy;
•	our ability to identify additional product candidates with significant commercial potential;
•	our plans to enter into collaborations for the development and commercialization of product candidates;
•	the potential benefits of any future collaboration;
•	our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately;
•	the success of competing therapies that are or may become available;
•	our ability to retain the continued service of our key professionals and to identify, hire, and retain additional qualified professionals;
•	our financial performance;
•	our expectations related to the use of cash, cash equivalents and marketable securities;
•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•	our ability to remediate the material weaknesses in internal control over financial reporting and to maintain effective internal control over financial reporting;

•	our expectations regarding the time during which we will be an emerging growth company under the Jumpstart our Business Startups Act of 2012, or the JOBS Act;
•	developments relating to our competitors and our industry; and
•	the impact of government laws and regulations.

These forward-looking statements are neither promises nor guarantees of future performance due to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those indicated by these forward-looking statements, including, without limitation, the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under “Item 1A: Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, and under similar headings in subsequent Quarterly Reports on Form 10-Q, or Current Reports on Form 8-K, and the section of the prospectus supplement titled “Risk Factors.”

This prospectus and the documents incorporated by reference also contain estimates, projections and other information concerning our industry, our business, and the markets for certain diseases, including data regarding the estimated size of those markets, and the incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

You should read this prospectus, the accompanying prospectus supplement, and the information incorporated by reference herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements in this prospectus and the documents we incorporate by reference herein represent our views as of their respective dates. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

USE OF PROCEEDS

We are registering the resale of these shares of common stock by the Selling Shareholders. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares covered hereby. The net proceeds from the sale of the shares offered by this prospectus will be received by the Selling Shareholders. We have agreed to pay certain registration expenses, other than commissions or discounts of underwriters, broker-dealers, or agents.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. The terms of our common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock are undesignated.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. All outstanding shares are fully paid and nonassessable.

When we issue shares of common stock under this prospectus, the shares will fully be paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Undesignated Preferred Stock

Our certificate of incorporation provides for 10,000,000 authorized shares of preferred stock. Our board of directors may determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. The purpose of authorizing our board of directors to issue preferred stock in one or more series and determine the number of shares in the series and its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. When we issue shares of preferred stock under this prospectus, the shares will fully be paid and nonassessable and will not be subject to any preemptive or similar rights.

The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

We will incorporate by reference as an exhibit to the registration statement, which includes this prospectus, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering. This description and the applicable prospectus supplement will include:

•	the title and stated valued;
•	the number of shares authorized;
•	the liquidation preference per share;
•	the purchase price;
•	the dividend rate, period and payment date, and method of calculation for dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
•	voting rights, if any, of the preferred stock;
•	preemptive rights, if any;
•	restrictions on transfer, sale or other assignment, if any;
•	whether interests in the preferred stock will be represented by depositary shares;
•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•

any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will fully be paid and nonassessable and will not be subject to any preemptive or similar rights.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our certificate of incorporation provides for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of two-thirds or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No Written Consent of Stockholders

Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our certificate of incorporation and bylaws provide that only a majority of the members of our board of directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and Bylaws

Any amendment of our certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and the amendment of our bylaws and certificate of incorporation must be approved by not less than two-thirds of the outstanding shares entitled to vote on the amendment, and not less than two-thirds of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Choice of Forum

Our amended and restated bylaws provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws; or (4) any action asserting a claim governed by the internal affairs doctrine, or the Delaware Forum Provision. The Delaware Forum Provision does not apply to any causes of action arising under the Securities Act or the Exchange Act. Our amended and restated bylaws also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the Delaware Forum Provision: provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder. It is possible that a court of law could rule that the choice of forum provision contained in our restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Nasdaq Global Market Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “ACET.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 962-4284.

SELLING SHAREHOLDERS

This prospectus relates to the possible resale from time to time by the stockholders named herein, who we refer to in this prospectus as the “Selling Shareholders,” of up to an aggregate maximum amount of 1,153,840  shares of our common stock in one or more offerings, subject to market conditions and prices, liquidity objectives and other investment considerations.

On February 12, 2021, we entered into a stock purchase agreement, or the Stock Purchase Agreement, with certain existing investors for $15.0 million of shares of our common stock, with an initial closing for certain investors held simultaneously with the closing of our February 2021 public offering and a subsequent closing for certain additional investors. Pursuant to the terms of the private placement, we issued 1,153,840 shares of common stock at a price of $13.00 per share, which was the price per share of our February 2021 public offering. We received the full proceeds from the sale and did not pay any underwriting discounts or commissions with respect to the shares of common stock that sold in the concurrent private placement. Throughout this prospectus, when we refer to the Selling Shareholders , we are referring to the purchasers under the Stock Purchase Agreement. We will not receive any proceeds from the resale of the common stock by the Selling Shareholders. We are registering the above-referenced Shares to permit the Selling Shareholders and their pledgees, donees, transferees, or other successors-in interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” herein.

The following table sets forth the information about the Selling Shareholders, including the number of shares of our common stock beneficially owned by such Selling Shareholders immediately prior to the date of this prospectus, the number of shares offered hereby and registered by the registration statement of which this prospectus is a part, and the number of shares of our common stock to be beneficially owned by such Selling Shareholders. The number of shares to be owned after this offering assumes that all shares covered by this prospectus will be sold by the Selling Shareholders and that no additional shares of our common stock are subsequently bought or sold by the Selling Shareholders. Except as otherwise disclosed herein and in the footnotes below with respect to the Selling Shareholder, the Selling Shareholder does not and within the past three years has not had, any position, office, or other material relationship with us.

The information set forth below is based upon information obtained from the Selling Shareholders. The percentages of shares owned before and after the offering are based on 31,802,399 shares of our common stock outstanding as of March 31, 2021, including the shares of common stock covered hereby.

	Beneficial Ownership Prior to the Date of this Prospectus				Beneficial Ownership After the Date of this Prospectus
Name	Number of Shares (1)		Percent of Outstanding Common Stock	Number of Shares Being Registered Hereby (2)	Number of Shares (3)	Percent of Outstanding Common Stock
OrbiMed Private Investments V, LP	7,232,856	(4)	22.7%	420,299	6,812,557	21.4%
OrbiMed Israel Partners II, L.P.	7,232,856	(5)	22.7%	104,050	7,128,806	22.4%
aMoon Growth Fund Limited Partnership	1,214,907	(6)	3.8%	110,447	1,104,460	3.5%
Novartis Bioventures Ltd.	1,078,116	(7)	3.4%	98,011	980,105	3.1%
Regeneron Pharmaceuticals, Inc.	968,183	(8)	3.0%	84,615	883,568	2.8%
Johnson & Johnson Innovation – JJDC, Inc.	728,944	(9)	2.3%	66,268	662,676	2.1%
OCI Bio Investments LLC	677,727	(10)	2.1%	59,230	618,497	1.9%
Pontifax (Cayman) II L.P.	459,809	(11)	1.4%	17,003	442,806	1.4%
Pontifax (Israel) II, L.P.	459,809	(11)	1.4%	12,808	447,001	1.4%
Pontifax (Israel) II-Individual Investors, L.P.	459,809	(11)	1.4%	4,971	454,838	1.4%
Oriella Limited	387,273	(12)	1.2%	33,846	353,427	1.1%
SBI JI Innovation Fund Limited Partnership	387,273	(13)	1.2%	33,846	353,427	1.1%
Technion Investment Opportunities Fund	279,828	(14)	*	9,100	270,728	*
Technion Research and Development Foundation Ltd.	279,828	(15)	*	6,271	273,557	*
KB Digital Innovation Investment Fund Limited Partnership	42,307	(16)	*	25,384	16,923	*
KB Investment Co., Ltd.	42,307	(16)	*	16,923	25,384	*
Handok, Inc.	290,454	(17)	*	25,384	265,070	*
DSC Startup Follow-on Fund II	290,454	(18)	*	25,384	265,070	*
Total	22,512,740		70.8%	1,153,840	21,358,900	67.2%

* less than one percent.

(1) Includes shares held at the transfer agent and shares held under street names.

(2) We do not know when or in what amounts the Selling Shareholder may offer shares for sale. The Selling Shareholder might not sell any or all of the shares offered by this prospectus. Because the Selling Shareholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements, or understandings with respect to the resale of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Shareholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Shareholder.

(3) Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(4) These shares are held of record by OrbiMed Private Investments V, LP, or OPI V. OrbiMed Capital GP V LLC, or GP V, is the general partner of OPI V and OrbiMed Advisors LLC, or OrbiMed Advisors, is the managing member of GP V. By virtue of such relationships, GP V and OrbiMed Advisors may be deemed to have voting and investment power with respect to the securities held by OPI V noted above and as a result may be deemed to beneficially own such securities for purposes of Rule 13d-3 under the Exchange Act. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the Shares held by OPI V. Dr. Gordon is a member of our board of directors. Mr. Chimovits is a former member of our Board and resigned in March 2021. Mr. Silverstein was a member of resTORbio’s board of directors and resigned immediately prior to the Merger in September 2020. He also served as a member of the Adicet Bio board of directors and resigned prior to the commencement of discussions between resTORbio and Adicet Bio in October 2019. The address of these entities is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th floor, New York, New York 10022.

(5) These shares are held of record by OrbiMed Israel Partners Limited Partnership, or OIP. OrbiMed Israel BioFund GP Limited Partnership, or OrbiMed BioFund, is the general partner of OIP, and OrbiMed Israel GP Ltd., or OrbiMed Israel GP, is the general partner of OrbiMed BioFund. By virtue of such relationships, OrbiMed BioFund and OrbiMed Israel GP may be deemed to have voting and investment power with respect to the shares held directly by OIP noted above and, as a result, may be deemed to beneficially own such securities for purposes of Rule 13d-3 under the Exchange Act. OrbiMed Israel GP exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Jonathan T. Silverstein, Nissim Darvish, Anat Naschitz, and Erez Chimovits, each of whom disclaims beneficial ownership of the shares held by OIP. Dr. Gordon is a member of our board of directors. Mr. Chimovits is a former member of our Board and resigned on March 2, 2021, and Mr. Silverstein is a former member of resTORbio and Adicet Bio’s board of directors, as discussed in footnote (4) above. The address of these entities is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th floor, New York, New York 10022.

(6) Yair Schindel, a former member of our Board who resigned on November 24, 2020, is the sole shareholder of aMoon General Partner Ltd., which is the sole general partner of aMoon 2 Fund G.P. Limited Partnership, which is the sole general partner of aMoon Growth Fund Limited Partnership (previously known as aMoon 2 Fund Limited Partnership, or aMoon). aMoon previously held more than five percent of our outstanding securities within the past three years. The address of aMoon 2 Fund Limited Partnership is 34 Yerushalayim Rd Beit Gamla B, Ra'anana 5380110, Israel.

(7) Novartis Bioventures Ltd. previously held more than five percent of our outstanding securities within the past three years. Michal Silverberg, a former member of pre-merger Adicet Bio, Inc.’s board of directors, is also an employee of a corporation that is affiliated with Novartis Bioventures Ltd. The address of Novartis Bioventures Ltd. is Forum 1-1 32, Basel, Ch-4056, Switzerland.

(8) We have a five-year collaboration with Regeneron Pharmaceuticals, Inc., or Regeneron, pursuant to an agreement signed in 2016. Pursuant to this agreement, Regeneron has the option to obtain development and commercial rights for a certain number of product candidates, and we have an option to participate in the development and commercialization of these potential products or are entitled to royalty payments by Regeneron.

Immunocellular therapy product candidates developed and commercialized by us under our agreement with Regeneron will be subject to payment of royalties to Regeneron. To date, Regeneron has not exercised an option on any of our candidates. For additional information on our agreement with Regeneron, please see “Adicet Business—Strategic Agreements” beginning on page 27 of our Annual Report on Form 10-K for the year ended December 31, 2020. The address of Regeneron is 777 Old Saw Mill River Road, Tarrytown, Ny, 10591, United States.

(9) The address of Johnson & Johnson Innovation – JJDC, Inc. is 410 George Street, Suite 308, New Brunswick, NJ, 08901, United States.

(10) The address of OCI Bio Investments LLC is 8000 Ih-10 West, Suite 1201, San Antonio, Tx, 78230, United States.

(11) The address of  Pontifax (Cayman) II L.P., Pontixfax (Israel) II, L.P, and Pontifax (Israel) II-Individual Investors, L.P is 14 Shenkar St, Herzliya Pituach, Israel.

(12) The address of Oriella Limited is 34 Rue De L'athenee, Po Box 393, Geneva, 12, Switzerland.

(13) The address of SBI JI Innovation Fund Limited Partnership is Northern Tower 26f, 28 Haarba A Street, Tel Aviv-Yafo, 6473926, Israel.

(14) The address of Technion Investment Opportunities Fund is Legal Department, Senate House 4th Floor, Technion City, Haifa, 3200003, Israel.

(15) We and our wholly owned subsidiary, Adicet Bio Israel, Ltd. (formerly Applied Immune Technology Ltd.), are parties to an Amended and Restated License Agreement dated May 21, 2014, as was amended in June 2015 and January 2016, with Technion Research and Development Foundation Ltd., or TRDF. The license agreement provides us with an exclusive, royalty-bearing, worldwide license, with a right to grant sublicenses, to make use of certain TRDF patents and know-how relating to moieties that recognize and bind to TCRLs, along with certain improvements and research results developed at TRDF and relating to either the licensed patents and know-how of TCRL, in each case for the purposes of research, development, and commercialization of specified products. The address of TRDF is Legal Department, Senate House 4th Floor, Technion City, Haifa, 3200003, Israel.

(16) The address of KB Digital Innovation Investment Fund Limited Partnership, KB Investment CO., Ltd.  is 731 Yeongdong-Daero Blvd, Shinyoung B/D 9f, Gangnam-Gu, Seoul, 6072, South Korea.

(17) The address of Handok, Inc. is 132 Teheran-Ro, Gangnam-Gu, Seoul, 06235, South Korea.

(18) The address of DSC Startup Follow-on Fund II is 3F, 10 Ttukseom-Ro 1-Gil, Seongdong-Gu, Seoul, 04779, South Korea.

Registration Rights Agreement

In addition to the Stock Purchase Agreement, on February 12, 2021, in connection with the private placement, we entered into a registration rights agreement, or the Registration Rights Agreement, with the Selling Shareholders.

Pursuant to the Registration Rights Agreement with each of the Selling Shareholders, we agreed to prepare and file with the SEC a registration statement that permits the resale or other disposition of the Selling Shareholders’ common stock issued pursuant to the Stock Purchase Agreement and, subject to certain exceptions, use reasonable best efforts to keep the registration statement of which this prospectus forms a part effective under the Securities Act for so long as such securities registered for resale thereunder retain their character as registrable securities. We have also agreed, among other things, to indemnify the Selling Shareholders and their officers, directors, agents, partners, members, managers, stockholders, affiliates and employees from certain liabilities and to pay all fees and expenses incident to our obligations under the Registration Rights Agreement.

PLAN OF DISTRIBUTION

The Selling Shareholders, which as used herein includes any of each such Selling Shareholder’s pledgees, donees, transferees, assignees and successors, may from time to time offer and sell some or all of the shares of common stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The Selling Shareholders may offer the shares from time to time, either in increments or in a single transaction. The Selling Shareholders may also decide not to sell all the shares they are allowed to sell under this prospectus. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or quoted, in the over the counter market or in private transactions. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling the shares:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this registration statement becomes effective;
•	an agreement with broker-dealers to sell as agent for the Selling Shareholders a specified number of such shares at a stipulated price per share or otherwise at the prevailing market price;
•	through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to ordinary shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 under the Securities Act or any other exemption from registration under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by any of the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440-1.

In connection with sales of the shares covered hereby, Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The Selling Shareholders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each of the Selling Shareholders inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares. We will pay certain fees and expenses incurred by us incident to the registration of the shares.

Because a Selling Shareholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it may be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

We intend to keep this prospectus effective until the earliest of the date on which the shares: (i) have been sold pursuant to an effective registration statement under the Securities Act; (ii) may be sold pursuant to Rule 144 or any other exemption from registration under the Securities Act, without limitation thereunder on volume or manner of sale, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect; (iii) shall have ceased to be outstanding; or (iv) have been sold in a private transaction in which the transferor’s rights under the warrant agreement are not assigned to the transferee of the shares. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and are informing the Selling Shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our common stock is listed on The Nasdaq Global Market under the symbol “ACET.”

LEGAL MATTERS

Certain legal matters in connection with the securities in respect of which this prospectus is being delivered will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Adicet Bio, Inc. as of December 31, 2020 and for the year then ended and the consolidated financial statements of resTORbio, Inc. as of December 31, 2019 and 2018 and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements of Adicet Bio, Inc. refers to our audit of the adjustments to retrospectively apply the exchange ratio to the 2019 and 2018 consolidated financial statements, as more fully described in Note 2 to the consolidated financial statements. However, KPMG LLP was not engaged to audit, review, or apply any procedures to the 2019 and 2018 consolidated financial statements other than with respect to such adjustments. The audit report covering the December 31, 2020 consolidated financial statements of Adicet Bio, Inc. also refers to a change in the method of accounting for leases as of January 1, 2020 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842).

The financial statements as of December 31, 2019 and for each of the two years in the period ended December 31, 2019, before the effects of the adjustments to retrospectively apply the exchange ratio described in Note 2, (not separately included or incorporated by reference in the prospectus) have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The adjustments to those financial statements to retrospectively apply the exchange ratio described in Note 2 have been audited by KPMG LLP, an independent registered public accounting firm.  The consolidated financial statements as of December 31, 2019 and for each of the two years in the period ended December 31, 2019 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on (i) the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers, LLP solely with respect to those financial statements before the effects of the adjustments to retrospectively apply the exchange ratio described in Note 2 and (ii) the report of KPMG, LLP solely with respect to the adjustments to those financial statements to retrospectively apply the exchange ratio described in Note 2, given on the authority of said firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See “Description of Capital Stock.” We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any shareholder upon request and without charge. Written requests for such copies should be directed to Investor Relations Department, Adicet Bio, Inc., 500 Boylston Street, 13th Floor, Boston, MA 02116, and our website is located at www.adicetbio.com. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference.

We incorporate by reference our documents listed below, which we have already filed with the SEC (SEC File No. 001-38359) and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all filings made after the date of the filing of this registration statement and prior to the effectiveness of this registration statement, except as to any portion of any future report or document that is not deemed filed under such provisions until we sell all of the securities. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K:

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 17, 2021.
•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 12, 2021;
•

the information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020, from our Definitive Proxy Statement on Schedule 14(a), as filed with the SEC on March 18, 2021;

•

our Current Reports Form 8-K or Form 8-K/A, as applicable, filed with the SEC on January 5, 2021, February 9, 2021, February 16, 2021, February 19, 2021, March 4, 2021, March 10, 2021, April 9, 2021, April 29, 2021, May 17, 2021, and May 17, 2021 (in each case, except for information contained therein which is furnished rather than filed); and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 22, 2018 (File No. 001-28259) under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Pursuant to Rule 412 under the Securities Act, any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing us at the following address: Investor Relations Department, Adicet Bio, Inc., 500 Boylston Street, 13th Floor, Boston, MA 02116, telephone (857) 315-5528.

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at www.adicetbio.com. The information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and the reference to our website address is included in this prospectus as an inactive textual reference only.

You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

1,153,840

Common Stock

Offered by the Selling Shareholders

PROSPECTUS

May 21, 2021